RSM Richter Chamberland S.E.N.C.R.L./LLP
Comptables agréés
Chartered Accountants

2, Place Alexis Nihon
Montréal (Québec) H3Z 3C2
Téléphone / Telephone: 514.934.3400
Télécopieur / Facsimile: 514.934.3408
www.rsmrch.com

Consent of Independent Registered Public Accounting Firm

We consent to the use in this Registration Statement on Form S-1 of IntelGenx Technologies Corp. of our report dated March 24, 2011, relating to our audits of the consolidated financial statements of IntelGenx Technologies Corp. as of and for the years ended December 31, 2010 and 2009 appearing in this Registration Statement.

We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

RSM Richter Chamberland LLP (Signed) 1

Chartered Accountants

Montreal, Canada
July 11, 2011

1 CA auditor permit no15522